EXHIBIT 10.21
FREEZE TAG, INC.
FIRST AMENDMENT TO
CONVERTIBLE PROMISSORY NOTE

This First Amendment to Convertible Promissory Note (this "Amendment") is entered into this 16th day of March, 2012, by and between Freeze Tag, Inc., a Delaware corporation (the "Company") and The Lebrecht Group, APLC, a Utah corporation (the "Holder"). Each of Company and Holder may be referred to as a "Party" and collectively as the "Parties."

RECITALS

WHEREAS, the Parties are parties to that certain Convertible Promissory Note dated November 17, 2011 in the original principal amount of $13,225.00 (the "Note");

WHERAS, the Parties desire to amend the Note as set forth herein in order to more fully reflect the agreement between the Parties.

NOW, THEFORE, for good and adequate consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.      Paragraph 3.1 of the Note is amended and restated in its entirety as follows:

"3.1 Conversion Rights; Conversion Date; Conversion Price. The Holder shall have the right, at its option, at any time from and after the date hereof, to convert the principal amount of this Note, or any portion of such principal amount, into that number of fully paid and nonassessable shares of the Company's common stock (the "Common Stock") (as such shares shall then be constituted) determined pursuant to this Section 3.1. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing the Conversion Amount (as defined below) by the Conversion Price, which shall be equal to the greater of (i) the Fixed Conversion Price, which is $0.001 per share, and (ii) the Variable Conversion Price, which is seventy five percent (75%) of the closing bid price for the Common Stock on the trading day immediately preceding the conversion, (the Fixed Conversion Price and the Variable Conversion Price, as applicable, shall be referred to as the "Conversion Price"). Each election will be noticed by a Notice of Conversion, substantially in the form attached hereto as Exhibit A, delivered to the Company, by the Holder by facsimile, or other reasonable means of communication, dispatched prior to 5:00 p.m., Pacific Standard Time and in accordance with the terms of Section 10. The term "Conversion Amount" means, with respect to any conversion of this Note, the sum of (1) the principal amount of this Note to be converted in such conversion, plus (2) accrued and unpaid interest, if any, on such principal amount at the interest rates provided in this Note to the Conversion Date."

2.       Other than as set forth herein, the term and conditions of the Note shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have entered into this Amendment as of the date first set forth above.

"Company"	"Holder"

Freeze Tag, Inc.,	The Lebrecht Group, APLC,
a Delaware corporation	a Utah corporation

/s/	/s/
By: Craig Holland	By: Brian A. Lebrecht, Esq.
Its: President	Its: President